Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2005 First Quarter Financial Results

Princeton, N.J.; May 9, 2005 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended March 31, 2005. During this period, Medarex’s net loss was $46.9 million, or ($0.44) per share, as compared to a net loss of $31.0 million, or ($0.39) per share, for the same period in 2004. The net loss for the first quarter of 2005 includes a non-cash impairment charge of $20.3 million ($0.19 per share) related to a write-down of Medarex’s investment in IDM S.A. The write-down in IDM was calculated based on the terms of a proposed merger of IDM with Epimmune Inc. (Nasdaq: EPMN), announced in March 2005. IDM and Epimmune have announced that they expect the proposed merger will close in the second or third quarter of 2005.

Total revenues for the first quarter of 2005 were $8.5 million as compared to $1.9 million for the first quarter of 2004. The increase in revenue for the first quarter of 2005 was primarily the result of revenue recognition from our collaborations with Bristol-Myers Squibb Company and Pfizer executed in 2004.

Research and development (R&D) expenses for the first quarter of 2005 increased by $6.1 million, from $23.0 million for the same period in 2004 to $29.1 million in 2005. This increase was primarily attributable to increased contract manufacturing expenses, personnel costs and technology access expenses. General and administrative expenses decreased by $0.1 million for the first quarter of 2005, from $5.8 million for the same period in 2004 to $5.7 million in 2005.

Equity in net loss of affiliate, a non-cash expense, decreased by $3.1 million in the first quarter of 2005, from $4.8 million for the same period in 2004 to $1.7 million in 2005. The $1.7 million expense recorded in the first quarter of 2005 represented the write-off of Medarex’s remaining carrying value or basis of its investment in Genmab and, accordingly, recognition of Medarex’s share of Genmab’s net losses will be suspended indefinitely. At the end of the first quarter of 2005, the market value of Medarex’s equity interest in Genmab was approximately $141.5 million.

Medarex ended the first quarter of 2005 with approximately $398.3 million in cash, cash equivalents, marketable securities and segregated cash.

Medarex’s product development and business accomplishments during the first quarter of 2005 include the following:

•                  Being honored with the biotechnology industry’s esteemed James D. Watson Helix Award for Medarex’s accomplishments in 2004, an award that honors leadership in the industry and focuses on companies that have exhibited outstanding accomplishments throughout the year;

•                  Receiving an undisclosed milestone payment from Amgen, Inc. for the advancement of Amgen’s third UltiMAb®-derived antibody product candidate to enter clinical development, making this the 22nd UltiMAb product candidate to enter clinical development;

•                  Completing the redemption and related conversion of approximately $147.0 million of 4.25% Convertible Senior Notes due August 15, 2010 into Medarex common stock; and

•                  Announcing response data for a Phase I/II clinical study of MDX-010 in combination with IL-2 in patients with metastatic melanoma at the 2005 Annual Cancer Symposium of the Society of Surgical Oncology.

Upcoming data scheduled for presentation at the Annual Meeting of the American Society of Clinical Oncology, being held in Orlando, FL on May 13-17, 2005, include:

•                  A poster presentation on “Durable responses and long-term progression-free survival observed in a phase II study of MDX-010 alone or in combination with dacarbazine (DTIC) in metastatic melanoma” (Abstract #7525) during the conference’s Melanoma session on Sunday, May 15th on Level 2, Hall F3; and

•                  An oral presentation on “Tumor regression in patients with metastatic renal cancer treated with a monoclonal antibody to CTLA4 (MDX-010)” (Abstract #2501) during the conference’s Developmental Therapeutics: Immunotherapy session on Monday, May 16th on Level 3, Room 320.

“We believe that our first quarter has been very productive, and we look forward to making further progress towards commercialization this year,” said Donald L. Drakeman, President and CEO of Medarex. “We were honored to be awarded the Helix Award in recognition of our accomplishments in 2004.”

Medarex will hold a public conference call today at 4:30 PM Eastern time to discuss earnings and other business results. To access the call live, please dial 1-866-800-8649 within the U.S. or 1-617-614-2703 outside the U.S. The conference call passcode number is 57410269. The call will also be broadcast live via the Internet at www.medarex.com/Investor/Webcasts.htm.  An archived broadcast of the call will be available until midnight Eastern time, May 23, 2005. The archive may be accessed via the Internet at www.medarex.com or by dialing 1-888-286-8010 within the U.S. or 1-617-801-6888 outside the U.S. The archive conference call passcode number is 32243156.

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Twenty-two of these therapeutic products derived from Medarex technology are currently in human clinical testing, with two of the most advanced products presently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

(See attached table.)

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	(unaudited)
	2005	2004

Contract and license revenues	$8,511	$1,929
Costs and expenses:
Research and development	29,126	22,988
General and administrative	5,735	5,808
Operating loss	(26,350)	(26,867)
Equity in net loss of affiliate	(1,657)	(4,766)
Interest income, net	1,364	669
Impairment loss on investments in partners	(20,264)	(316)
Additional receipts related to asset acquisition	69	—
Gain on extinguishment of debt	—	326
Loss before provision for income taxes	(46,838)	(30,954)
Provision for income taxes	58	6
Net loss	$(46,896)	$(30,960)

Basic and diluted net loss per share	$(0.44)	$(0.39)

Weighted average number of common shares outstanding during the year - basic and diluted	106,999	79,505

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2005	2004
		(1)

Cash, cash equivalents and marketable securities	$396,584	$374,507
Segregated securities	—	12,301
Other current assets	11,405	6,708
Property, buildings and equipment, net	87,457	89,880
Investments in, and advances to affiliate and partners	31,424	53,345
Segregated cash - non current	1,700	1,700
Other assets	7,454	10,904
	$536,024	$549,345

Current liabilities	$39,331	$52,406
Other liabilities	116,881	92,564
Convertible notes	150,000	296,986
Shareholders’ equity	229,812	107,389
	$536,024	$549,345

(1) Derived from the December 31, 2004 audited financial statements. For further information, refer to the financial statements and footnotes there to included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.